EXHIBIT 10.24v
NON-COMPETITION AND CONFIDENTIALITY COVENANTS

THIS INSTRUMENT is made and given this ___ day of _________ 20__ by __________(“Participant”) to and for the benefit of Tiffany and Company, a New York corporation, and its Affiliates, with reference to the following facts and circumstances:

A.
Participant wishes to receive Equity Awards which might be granted to Participant in the future or which have been granted to Participant, in each case on the condition that Participant executes and delivers this instrument, and is willing to make the promises set forth in this instrument and to execute and deliver this instrument, in order to be eligible to receive such Equity Awards. Participant understands that Equity Awards may be forfeited and any Proceeds of Equity Awards may become due and payable to Tiffany if Participant breaches the covenants contained in this instrument.

B.
If Participant is a participant or former participant in the Deferral Plan, Participant wishes to receive Excess DCRB Contributions; wishes to execute this instrument pursuant to Section 5.1(C) of such Plan; and understands that any such Excess DCRB Contributions and Investment Fund performance credited to such Contributions may be forfeited pursuant to such Plan if Participant breaches the covenants contained in this instrument.

C.
If Participant is a participant or former participant in the Excess Plan, Participant wishes to receive a Benefit, as defined in such Plan; wishes to execute this instrument pursuant to Section 3.12 of such Plan; and understands that any such Benefit may be forfeited pursuant to such Plan if Participant breaches the covenants contained in this instrument.

D.
Participant further understands that Tiffany has the right under this instrument to obtain injunctive or other equitable relief to enforce the covenants contained herein, including without limitation the Non-Compete Obligations described in Section 2(c)(i) of this instrument (if applicable to Participant). This right is in addition to Tiffany’s right to recover the forfeitures described in paragraphs A-C above if Participant breaches the covenants contained in this instrument.

E.
Participant agrees that the benefits recited above, as applicable, in addition to Participant’s continued or new employment with Tiffany and any additional consideration provided for herein, constitute full and fair consideration for the covenants made in this instrument.

NOW THEREFORE, Participant hereby agrees as follows:

1.Defined Terms. Capitalized terms used herein shall have the meanings ascribed to them below or in the attached Definitional Appendix:

“Board” means the Board of Directors of Tiffany and Company, a New York corporation.

“Confidential Information” means all confidential or proprietary information or trade secrets in any form or medium relating in any manner to Tiffany and/or its business, clients, vendors and suppliers, including but not limited to, contemplated new products and services,

Form of Non-Competition and Confidentiality Covenants, October 16, 2019                     1

marketing and advertising campaigns, sales projections, creative campaigns and themes, financial information, budgets and projections, system designs, employees, management procedures and systems, employee training materials, equipment, production plans and techniques, product and materials specifications, product designs and design techniques, client information (including purchase history and client identifying information) and supplier and vendor information (including the identity of suppliers and vendors and information concerning the capacity of or products or pricing provided by specific suppliers and vendors); notwithstanding the foregoing, “Confidential Information” shall not include information that becomes generally publicly available other than as a result of a disclosure by Participant or that becomes available to Participant on a non-confidential basis from a Person that to Participant’s knowledge, after due inquiry, is not bound by a duty of confidentiality. In addition, notwithstanding the foregoing or anything else contained herein to the contrary, this instrument shall not preclude Participant from disclosing Confidential Information to the extent permitted by Sections 3(e), (f) and (g).

“Covenant Term” means the period beginning with the date of this instrument and ending upon the earlier of (i) the first anniversary of Participant’s Termination Date or (ii) a Change in Control.

“Deferral Plan” means the Tiffany and Company Executive Deferral Plan, as amended from time to time.

“Designated Severance Event” means a termination of Participant’s employment with Tiffany that occurs prior to a Change in Control and that results in Participant becoming eligible for payment of severance benefits under any Employment Agreement or any written severance plan or program adopted by Parent or an Affiliate of Parent, including without limitation the Tiffany & Co. Executive Severance Plan and the Tiffany and Company Severance Plan, in each case as amended from time to time. For the avoidance of doubt, a termination of employment that results in Participant becoming eligible only for severance benefits mandated by statute, regulation, or a collective agreement will not constitute a Designated Severance Event.

“Equity Awards” means any grant of options to purchase, restricted shares of, stock units that may be settled in, or stock appreciation rights that may be measured by appreciation in the value of, the Common Stock of Tiffany & Co., including any grants made under the terms of the 2005 Employee Incentive Plan, the 2014 Employee Incentive Plan or any plan adopted by Tiffany & Co. subsequent to the date of this instrument including grants made both before and after the date of this instrument.

“Excess DCRB Contribution” shall have the meaning provided in the Deferral Plan.

“Excess Plan” shall mean the 2004 Tiffany and Company Un-funded Retirement Income Plan to Recognize Compensation in Excess of Internal Revenue Code Limits, as amended from time to time.

“Investment Fund” shall have the meaning provided in the Deferral Plan.

Form of Non-Competition and Confidentiality Covenants, October 16, 2019                     2

“Jewelry” means jewelry (including but not limited to precious metal or silver jewelry or jewelry containing gemstones) or watches.

“Luxury Retail Trade” means the operation of one or more retail outlets (including websites, stores-within-stores, leased departments or concessions) that primarily sell luxury merchandise in or to any city in the world in which a TIFFANY & CO. store is located at the time in question.

“Notice” shall have the meaning provided in Section 7(d) of this instrument.

“Non-Compete Obligations” shall have the meaning provided in Section 2(c)(ii) of this instrument.

“Other Competitive Trade” means (i) the operation of one or more retail outlets primarily selling one or more of the following: leather goods, sterling silver goods other than Jewelry, china, crystal, stationery or fragrance, in any city in the world in which a TIFFANY & CO. store is located at the time in question, or (ii) the production or development of such products for retail sale, regardless of where in the world such activities are conducted.

“Proceeds of Equity Award” means, in U.S. dollars, (i) with respect to an Equity Award of restricted stock or stock units, the value of the shares on the date the Equity Award vests, and (ii) with respect to an Equity Award that is an option to purchase or a stock appreciation right, the spread between the strike price and the market value for the underlying shares on the exercise date, in each of cases (i) and (ii) measured by the simple average of the high and low selling prices of such shares on the principal market on which such shares are traded as of the vesting or exercise date, as applicable, if such vesting or exercise date is a trading date (and if such vesting or exercise date is not a trading date, then as of the trading date next following the vesting or exercise date).

“Proposed Transaction” shall have the meaning provided in Section 5 of this instrument.

“Restricted Territory” means the entire world, but if Participant’s position does not involve global responsibilities or a court of competent jurisdiction deems such geographic scope to be overly broad, then it means any country, sovereignty or equivalent geographic region where Participant works or with which Participant has material contact; or with respect to which Participant has responsibility, supervision, and/or knowledge of the business, customers or other Confidential Information of Tiffany or any of its Affiliates.

“Retail Jewelry Trade” means the operation of one or more retail outlets (including websites, stores-within-stores, leased departments or concessions) selling Jewelry in or to any city in the world in which a TIFFANY & CO. store is located at the time in question; provided that, for the purpose of this definition, a retail outlet will not be deemed engaged in the Retail Jewelry Trade if less than 25% of the items displayed for sale in such outlet are Jewelry, so that, by way of example, an apparel store that offers Jewelry as an incidental item would not be deemed engaged in the Retail Jewelry Trade hereunder.

Form of Non-Competition and Confidentiality Covenants, October 16, 2019                     3

“Tiffany” means Tiffany and Company, a New York corporation, and if the context so requires, Tiffany and Company and/or any Affiliate of Tiffany and Company, such term to be interpreted broadly so as to give rights equivalent to Tiffany and Company to any Affiliate of Tiffany and Company.

“Wholesale Jewelry Trade” means the sale of Jewelry or gemstones to the Retail Jewelry Trade, the development or design of Jewelry for sale to the Retail Jewelry Trade or the production of Jewelry for sale to the Retail Jewelry Trade regardless of where in the world such activities are conducted.

2.Non-Competition and Other Covenants. To protect Tiffany’s legitimate protectable interests in, among other things, the Confidential Information and Tiffany’s business relationships and goodwill:

(a)Participant agrees that, during the Covenant Term, Participant will not directly or indirectly (whether as a director, officer, consultant, principal, owner, member, partner, advisor, financier, employee, agent or otherwise) in the Restricted Territory:

i.Employ, engage, attempt to employ or engage, or assist anyone in employing or engaging any person employed or engaged by Tiffany or any Affiliate of Tiffany within the then-preceding twelve (12) months, and with whom Participant had material contact during his/her employment; or solicit, induce, recruit or encourage any such person then employed or engaged by Tiffany or an Affiliate of Tiffany to terminate his or her employment or engagement with Tiffany or such Affiliate; or

ii.Do anything to divert or attempt to divert from Tiffany any business of any kind, including, without limitation, to solicit or interfere with any customers, clients, vendors, business partners or suppliers of Tiffany or any Affiliate of Tiffany, in each case with whom Participant had contact during the twelve (12)-month period prior to the end of his/her employment or with respect to whom Participant possesses any Confidential Information.

(b)Participant acknowledges and agrees to follow the Tiffany & Co. Business Conduct Policy - Worldwide and, if applicable, the Tiffany & Co. Code of Business and Ethical Conduct for Directors, the Chief Executive Officer, the Chief Financial Officer and All Other Officers of the Company, including without limitation any provisions concerning the provision of other services to other entities or persons while employed by Tiffany.

(c)If Participant holds or has at any time held a position with Tiffany (i) at the level of Vice President or above or (ii) as a Managing Director of a retail market, then Participant further agrees that:

i.Subject to the provisions of Section 2(c)(ii)-(iv), Participant shall not, for the duration of the Covenant Term, directly or indirectly (whether as a director, officer, consultant, principal, owner, member, partner, advisor, financier,

Form of Non-Competition and Confidentiality Covenants, October 16, 2019                     4

employee, agent or otherwise) within the Restricted Territory organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his/her name to be used by, act as an advisor or consultant to, render services for (alone or in association with any person, company, entity or firm, or any division, segment, or part thereof) or otherwise assist, any person or entity that engages in (or owns, invests in, operates, manages or controls any venture or enterprise that engages or proposes to engage in):

A.The Wholesale Jewelry Trade,

B.The Retail Jewelry Trade,

C.Other Competitive Trade, if Participant has or had responsibility for activities or operations similar to the Other Competitive Trade while employed by Tiffany, or

D. The Luxury Retail Trade, if (1) Participant’s responsibilities in connection with such Luxury Retail Trade include functions, divisions or departments that are substantially similar to, or included within, Participant’s areas of responsibility at Tiffany, and (2) 50% or more of Participant’s responsibilities in connection with such Luxury Retail Trade involve Jewelry or are in service of a business developing, designing, producing, or selling Jewelry.

ii.In the event that Participant’s employment is involuntarily terminated for reasons other than Cause, or terminates voluntarily under circumstances constituting a Designated Severance Event, the obligations set out above in Section 2(c)(i) (collectively, the “Non-Compete Obligations”) shall terminate on Participant’s Termination Date. (For the avoidance of doubt, however, the remaining obligations set out in this instrument shall continue to apply for the full duration of the Covenant Term.) In the event, however, that Participant’s employment is involuntarily terminated for Cause, then the Non-Compete Obligations and all other obligations under this instrument shall continue to apply for the full duration of the Covenant Term, without further action or payment by Tiffany.

iii.In the event that (A) Participant’s employment terminates for any reason other than those set out in Section 2(c)(ii) and (B) the Non-Compete Obligations are not waived in accordance with Section 2(d), then Tiffany shall, as additional consideration for Participant’s compliance with the restrictions in Section 2(c)(i), continue to pay a base salary to Participant, at a rate equal to eighty percent (80%) of Participant’s base salary immediately prior to the Termination Date, for the relevant portion of the remainder of the Covenant Term. Such payment or payments will be made in accordance with Tiffany’s regular payroll practices and will be subject to (X) Participant’s continued compliance with all obligations set out in this instrument and (Y) required withholdings. For the avoidance of doubt,

Form of Non-Competition and Confidentiality Covenants, October 16, 2019                     5

Tiffany’s obligation to make payments under this Section 2(c)(iii) shall cease immediately upon any breach of this instrument, and, notwithstanding such breach, Participant will remain bound by the obligations of Section 2(c)(i) and all other obligations under this instrument to the extent not waived under Section 2(d).

iv.Participant will provide a copy of this instrument to any subsequent or prospective employer, person or entity to which Participant intends to provide services that may conflict with any of Participant’s obligations hereunder. If Participant resigns from Tiffany, Participant will advise Tiffany in writing of the identity of Participant’s new employer, if any.

(d)The requirements of this Section 2 may be waived in whole or in part if deemed by the Board to be in the best interests of Tiffany or any of its Affiliates; provided, however, that if Participant is, on or within six months prior to Participant’s Termination Date, a Senior Officer, then the provisions of this Section 2 may only be waived by the Committee. For the avoidance of doubt, any such waiver shall be in writing, and a waiver of any specific provision of this instrument shall not be deemed to be or to result in a waiver of any other provision.

(e)Notwithstanding any of the foregoing, the requirements of this Section 2 shall not prohibit an otherwise passive investment by Participant not exceeding five percent of the outstanding securities of a publicly traded company.

3.Confidentiality. Participant acknowledges that Participant has had, and will continue to have, access to Confidential Information, and Participant agrees as follows:

(a)During Participant’s employment with Tiffany or any of its Affiliates, Participant will use Confidential Information only in the performance of his/her duties for Tiffany and its Affiliates, and shall protect Confidential Information from disclosure in accordance with the Tiffany & Co. Business Conduct Policy - Worldwide and, if applicable, the Tiffany & Co. Code of Business and Ethical Conduct for Directors, the Chief Executive Officer, the Chief Financial Officer and All Other Officers of the Company.

(b)Upon termination of Participant’s employment with Tiffany or any of its Affiliates, Participant will return all materials containing or relating to Confidential Information, together with all other property of Tiffany or its Affiliates or any of their respective customers. Participant shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs, or other documents relating in any way to the affairs of Tiffany or its customers, vendors or suppliers.

(c)Participant (i) will not use Confidential Information at any time for his/her personal benefit, for the benefit of any other person, company, entity or firm, or in any manner adverse to the interests of Tiffany, and (ii) will not disclose Confidential Information except to authorized Tiffany personnel, unless Tiffany expressly consents in

Form of Non-Competition and Confidentiality Covenants, October 16, 2019                     6

advance in writing or unless the Confidential Information becomes clearly of public knowledge or enters the public domain other than through an unauthorized disclosure by Participant or through a disclosure not by Participant which Participant knew or reasonably should have known was an unauthorized disclosure.

(d)Any electronic accounts that Participant opens, handles or becomes involved with on Tiffany’s behalf constitute Tiffany property. Participant will provide all access codes, passcodes, and administrator rights to Tiffany at any time during or after his/her employment or on demand.

(e)Notwithstanding this Section 3 or any other provision of this instrument, nothing prohibits Participant or Participant’s counsel from communicating or filing a charge with, providing information to, participating in an investigation or proceeding conducted by, or receiving an award for information from, any federal, state or local governmental agency or commission or any self-regulatory organization, in each case without notice to Tiffany.

(f)Further, nothing prohibits Participant, if a former or current U.S. employee, from disclosing to employees and others (including the media) information about wages, benefits and other terms and conditions of employment; employee names, addresses, telephone numbers, and non-Tiffany email addresses; and employee lists, when exercising statutory rights to organize or to act for individual or mutual benefit under the National Labor Relations Act or other laws, or to exercise their rights under other applicable law.

(g)Participant acknowledges that Section 7 of the Defend Trade Secrets Act of 2016 and Title 18, Section 1833 (as amended) of the U.S. Code, provides that Participant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or proceeding if such filing is made under seal; or (iii) to Participant’s attorneys to use such trade secret in connection with a lawsuit for retaliation by Tiffany for reporting a suspected violation of law, provided that Participant files any document containing such trade secret under seal and does not disclose such trade secret, except pursuant to court order.

4.Forfeiture and Enforcement.

(a)Participant agrees that the restrictions set forth in this instrument are reasonable and necessary to protect the goodwill and other legitimate business interests of Tiffany. In the event of breach or threatened breach by Participant of the provisions set forth in this instrument, Participant acknowledges that Tiffany will be irreparably harmed and that monetary damages (including payment of the amounts provided for below in Section 4(b)) shall be an insufficient remedy to Tiffany. Therefore, Participant consents to the enforcement of this instrument by means of temporary or permanent injunction and

Form of Non-Competition and Confidentiality Covenants, October 16, 2019                     7

other appropriate equitable relief in any competent court, without Tiffany being required to post a bond or other security.

(b)Notwithstanding the foregoing, in the event Participant breaches any of the obligations set out in this instrument, Tiffany may also, at its election, require the following in addition or as an alternative to the remedies provided for in the above Section 4(a):

i.Participant shall forfeit and lose all rights under any Equity Award, whether or not such Equity Award shall have vested, and such Equity Award shall thereupon become null and void;

ii.Participant shall immediately pay to Tiffany the Proceeds of Equity Award for (A) any grant of stock option or stock appreciation right that was exercised, and (B) any grant of restricted stock or stock units that vested, in each case within the period beginning 365 days prior to Participant’s Termination Date and ending upon the expiration of the Covenant Term;

iii.If applicable, Participant shall forfeit any and all Excess DCRB Contributions and Investment Fund performance credited to such contributions in Participant’s Deferred Benefit Accounts that would otherwise be payable to Participant or his Beneficiary under the Deferral Plan; and promptly repay to Tiffany any amounts paid from any Excess DCRB Contributions and Investment Fund performance credited to such contributions in Participant’s Deferred Benefit Accounts that have been paid to Participant or his Beneficiary under the Deferral Plan prior to such breach (for purposes of this Section 4(b)(iii), capitalized terms shall have the meanings provided in the Deferral Plan);

iv.If applicable, Participant shall forfeit and lose any and all rights to any current or future Benefit (as defined in the Excess Plan) under the Excess Plan; and

v.Participant shall immediately (A) pay to Tiffany an amount equal to the amount of any annual bonus or cash incentive award paid to Participant within 365 days prior to Participant’s Termination Date, (B) forfeit payment of any annual bonus or cash incentive award that has been earned in accordance with the terms of such bonus or award, but remains unpaid, as of such Termination Date, and (C) pay to Tiffany any amounts previously paid to Participant under Section 2(c)(iii) of this instrument. In the case of the foregoing clauses (A) and (C), Tiffany shall be entitled to repayment of the gross amount of any such payments made to Participant, subject to any obligation Tiffany may have to return to Participant amounts previously withheld for taxes or other required withholdings.

(c)The duration of Participant’s obligations under this instrument shall be extended by the length of any period during which Participation is in breach of any such obligations.

Form of Non-Competition and Confidentiality Covenants, October 16, 2019                     8

(d)The remedies set out in this Section 4 are in addition to any other legal or equitable remedy available to Tiffany based on this instrument, applicable law or otherwise, all of which are hereby reserved. If any provision set forth in this instrument is deemed invalid, illegal or unenforceable based upon duration, geographic scope or otherwise, Participant agrees that such provision shall nonetheless remain valid and fully effective, but will be considered modified to make it enforceable to the fullest extent permitted by law. In the event that one or more of the provisions contained in this instrument shall for any reason be held unenforceable in any respect under applicable law, then (i) it shall be enforced to the fullest extent permitted under applicable law, and (ii) such unenforceability shall not affect any other provision of this instrument, but this instrument shall then be construed as if such unenforceable portion(s) had never been contained herein.

5.Procedure to Obtain Determination. Should Participant wish to obtain a determination that any proposed employment, disclosure, activity, arrangement or association (each a “Proposed Transaction”) is not prohibited hereunder, Participant shall direct a written request to the Board. Such request shall fully describe the Proposed Transaction. Within 30 days after receipt of such request, the Board may (a) issue such a determination in writing, (b) issue its refusal of such request in writing, or (c) issue a written request for more written information concerning the Proposed Transaction. In the event that alternative (c) is elected (which election may be made on behalf of the Board by the Legal Department of Tiffany without action by the Board), any action on Participant’s request will be deferred for ten (10) days following receipt by said Legal Department of the written information requested. Failure of the Board to act within any of the time periods specified in this Section 5 shall be deemed a determination that the Proposed Transaction is not prohibited hereunder. A determination made or deemed made under this Section 5 shall be limited in effect to the Proposed Transaction described in the submitted materials and shall not be binding or constitute a waiver with respect to any other Proposed Transaction, whether proposed by such Participant or any other Person. In the event that Participant wishes to seek a determination that employment with a management consulting firm, an accounting firm, a law firm or some other provider of consulting services to a wide variety of clients will not be prohibited hereunder should such firm, at some unspecified time, provide services to a Person in the Retail Jewelry Trade, the Wholesale Jewelry Trade, Other Competitive Trade or the Luxury Retail Trade, Participant may seek a determination hereunder; in submitting such a Proposed Transaction, Participant should specify the extent that Participant will be involved in or can be excluded from involvement in the provision of such services. In making any determination under this Section 5, the Board shall not be deemed to be acting as a fiduciary with respect to Participant or any beneficiary of Participant and shall be under no obligation to issue a determination that any Proposed Transaction is not prohibited hereunder. If Participant is a Senior Officer at the time any determination under this Section 5 is requested, such a request shall be directed to the Committee, and actions and determinations described in this Section 5 shall be conducted by such Committee.

6.Arbitration and Equitable Relief. Participant and Tiffany agree that any and all disputes arising out or relating to the interpretation or application of this instrument, including any dispute concerning whether any conduct is in violation of Section 2 or 3, shall be subject to arbitration under the then existing Employment Arbitration Rules of the American Arbitration Association. Arbitration proceedings shall be conducted by one arbitrator mutually selected by

Form of Non-Competition and Confidentiality Covenants, October 16, 2019                     9

Participant and Tiffany or, if the parties are unable to agree, the default selection procedure of such Rules. Unless the parties agree otherwise, the location of the arbitration proceedings will be no more than 45 miles from the last principal place of Participant’s employment with Tiffany; however, if Participant’s last principal place of employment was outside the U.S., then the location will be New York, New York (or such other location as may be required by applicable law). Without limit to the arbitrator’s general authority, the arbitrator shall have the right to order reasonable discovery and decide dispositive motions. The final decision of the arbitrator shall be binding and enforceable without further legal proceedings in court or otherwise, provided that either party to such arbitration may enter judgment upon the award in any court having jurisdiction. The final decision arising from the arbitration shall be accompanied by a written opinion and decision which shall state the essential findings of fact and conclusions of law. The cost of the arbitrator and the arbitration shall be borne by Tiffany, but each party to the arbitration shall bear its own attorney’s fees. Notwithstanding any provision in this Section 6, the requirement to arbitrate disputes shall not apply to any action to enforce this instrument by means of temporary or permanent injunction or other appropriate equitable relief, in which case the parties expressly consent to such a dispute being brought in a court of law with competent jurisdiction.

7.Miscellaneous Provisions.

(a)Tiffany may assign its rights to enforce this instrument to any of its Affiliates. Participant understands and agrees that the promises in this instrument are for the benefit of Tiffany and its Affiliates and for the benefit of their successors and assigns.

(b)Any determination made by the Board or Committee, as applicable, under Section 5 above shall bind Tiffany and its Affiliates.

(c)The laws of the State of New York, without giving effect to its conflicts of law principles, govern all matters arising out of or relating to this instrument and all of the prohibitions and remedies it contemplates, including, without limitation, its validity, interpretation, construction, performance and enforcement.

(d)Each Person giving or making any notice, request, demand or other communication (each, a “Notice”) pursuant to this instrument shall give the Notice in writing and use one of the following methods of delivery (each of which for purposes of this instrument is a writing): personal delivery; registered or certified mail, in each case postage prepaid and return receipt requested; or nationally recognized overnight courier, with all fees prepaid.

(e)Each Person giving a Notice shall address the Notice to the recipient at the address given on the signature page of this instrument or to a changed address designated in a Notice.

(f)A Notice is effective only if the person giving the Notice has complied with subsections (d) and (e) and if the recipient has received the Notice. A Notice is deemed to have been received upon receipt as indicated by the date on the signed receipt; provided, however, that if the recipient rejects or otherwise refuses to accept the Notice, or if the

Form of Non-Competition and Confidentiality Covenants, October 16, 2019                     10

Notice cannot be delivered because of a change in address for which no Notice was given, then upon such rejection, refusal or inability to deliver, such Notice will be deemed to have been received. If any Notice is received after 5:00 p.m. on a business day where the recipient is located, or on a day that is not a business day where the recipient is located, then the Notice shall be deemed received at 9:00 a.m. on the next business day where the recipient is located.

(g)This instrument shall not be amended except by a subsequent written instrument that has been executed by Participant and on behalf of Tiffany by a duly authorized officer of Tiffany. Participant’s obligations under this instrument may not be waived, except pursuant to a writing executed on behalf of Tiffany or as otherwise provided in Sections 2(d) or 5 above. Tiffany’s failure to enforce any provision of this instrument shall not be construed as a waiver of that provision, nor prevent Tiffany thereafter from enforcing that provision or any other provision of this instrument.

(h)All prior and contemporaneous negotiations, agreements between the parties or instruments executed by Participant concerning post-employment restrictive covenants applicable to Participant are expressly merged into and superseded by this instrument; provided, however, that in the event Participant is subject to restrictive covenants set forth in an individual employment or similar agreement, all terms and conditions of such covenants shall remain in force and effect (including without limitation provisions concerning the duration of such covenants) and, to the extent there is a conflict between the preexisting covenants and the covenants set forth herein, the covenants set forth herein shall supersede and govern, but only with respect to application and enforcement of the provisions set forth in Section 4 above.

(i)Any reference in this instrument to the singular includes the plural where appropriate, and any reference in this instrument to the masculine gender includes the feminine and neuter genders where appropriate. The descriptive headings of the sections of this instrument are for convenience only and do not constitute part of this instrument.

(j)This instrument is intended to comply with Code Section 409A or an exemption thereunder and shall be construed and administered in accordance with Code Section 409A. Payments under this instrument may only be made upon an event and in a manner that complies with Code Section 409A or an applicable exemption. Any payments under this instrument that may be excluded from Code Section 409A either (if applicable) as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Code Section 409A to the maximum extent possible. For purposes of Code Section 409A, each payment provided under this instrument shall be treated as a separate payment. Notwithstanding the foregoing, Tiffany makes no representations that any payment provided under this instrument complies with Code Section 409A and in no event shall Tiffany be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by or on behalf of a Participant on account of non-compliance with Code Section 409A. Notwithstanding anything herein to the contrary, if, on the Termination Date, Participant is a Specified Employee, and the deferral of any payments otherwise payable hereunder as a result of termination of employment is

Form of Non-Competition and Confidentiality Covenants, October 16, 2019                     11

necessary in order to prevent any accelerated or additional tax under Code Section 409A, then Tiffany will defer such payments until the date that is the first business day of the seventh month following the Termination Date (or the earliest date as is permitted under Code Section 409A).

IN WITNESS WHEREOF, this instrument has been executed on the date first written above.

Participant

__________________________
Name:

Notice Address:

__________________________

__________________________

__________________________

Accepted and agreed as to Sections 6 and 7 only
Tiffany and Company

By:______________________
Name:
Title:

Notice Address:

The Board of Directors
Tiffany and Company
Care of:
Legal Department
200 Fifth Avenue
New York, NY 10010

Form of Non-Competition and Confidentiality Covenants, October 16, 2019                     12

Appendix I -- Definitions
“Affiliate” shall mean any Person that controls, is controlled by or is under common control with, any other Person, directly or indirectly.
“Approved Broker” means one or more securities brokerage or financial services firms designated by Parent from time to time.
“Cause” shall mean a termination of employment which is the result of:

(i)
Participant’s conviction or plea of guilty or nolo contendere to a felony or any other crime involving financial impropriety or moral turpitude which would tend to subject Parent or any Affiliate of Parent to public criticism or to materially interfere with Participant’s continued employment;

(ii)
Participant's willful and material violation of (A) Parent’s Business Conduct Policy - Worldwide or (B) if applicable, Parent’s Code of Business and Ethical Conduct for Directors, the Chief Executive Officer, the Chief Financial Officer and All Other Officers of the Company, in each case as such policy may be amended from time to time;

(iii)
Participant’s willful failure, or willful refusal, to substantially perform or attempt to substantially perform his or her duties or all such proper and achievable directives issued by Participant’s manager or the Parent Board (other than any such failure resulting from incapacity due to physical or mental illness, or any such refusal made in good faith because Participant believes such directives to be illegal, unethical or immoral), provided Participant receives written notice demanding substantial performance and fails to comply within ten (10) business days of such demand;

(iv)	Participant’s gross negligence in the performance of Participant’s duties and responsibilities that is materially injurious to Parent or any Affiliate of Parent;

(v)	Participant’s willful breach of any material obligation that Participant has to Parent or any Affiliate of Parent under any written agreement with Parent or such Affiliate;

(vi)	Participant's fraud, dishonesty, or theft with regard to Parent or any Affiliate of Parent; and

(vii)	Participant’s failure to reasonably cooperate in any investigation of alleged misconduct by Participant, or by any other employee of Parent or any Affiliate of Parent.

For purposes of the foregoing, no act or failure to act on Participant’s part shall be deemed “willful” unless done, or omitted to be done, by Participant in bad faith toward, or without reasonable belief that his or her action or omission was in the best interests of, Parent or any Affiliate of Parent.

Form of Non-Competition and Confidentiality Covenants, October 16, 2019                     13

“Change in Control” shall mean the occurrence of any of the following:

(i)
Any Person or group (as defined in Rule 13d-5 under the Exchange Act) of Persons (excluding (i) Parent or any of its Affiliates, (ii) a trustee or any fiduciary holding securities under an employee benefit plan of Parent or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly by stockholders of Parent in substantially the same proportions as their ownership of Parent, or (v) any surviving or resulting entity or ultimate parent entity resulting from a reorganization, merger, consolidation or other corporate transaction referred to in clause (iii) below that does not constitute a Change in Control under clause (iii) below) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Parent representing thirty-five percent (35%) or more of the combined voting power of Parent’s then outstanding securities entitled to vote in the election of directors of Parent;

(ii)
If the individuals who, as of March 16, 2016, constitute the Parent Board (such individuals, the “Incumbent Board”) cease for any reason to constitute a majority of the Parent Board, provided that any person becoming a director subsequent to such date whose election, or nomination for election by the Parent’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such person were a member of the Incumbent Board;

(iii)
The consummation of a reorganization, merger, consolidation or other corporate transaction involving Parent, in each case with respect to which the stockholders of Parent immediately prior to the consummation of such transaction would not, immediately after the consummation of such transaction, own more than fifty percent (50%) of the combined voting power of the surviving or resulting Person or ultimate parent entity resulting from such transaction, as the case may be; or

(iv)
Assets representing fifty percent (50%) or more of the consolidated assets of Parent and its subsidiaries are sold, liquidated or distributed in a transaction (or series of transactions within a twelve (12) month period), other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of Parent in substantially the same proportions as their ownership of the common stock of Parent immediately prior to such sale or disposition.

    “Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor provisions thereto.

“Committee” means the Compensation Committee of the Parent Board and/or the Stock Option Subcommittee thereof.

Form of Non-Competition and Confidentiality Covenants, October 16, 2019                     14

“Common Stock” shall mean the common stock of Parent.
“Disability” shall mean Participant’s incapacity due to physical or mental illness which causes Participant to be absent from the full-time performance of Participant’s duties with Employer for six (6) consecutive months; provided, however, that Participant shall not be determined to be subject to a Disability unless Participant fails to return to full-time performance of Participant’s duties with Employer within thirty (30) days after Employer delivers a written notice to Participant advising Participant of the impending termination of his or her employment due to Disability.

“Eligible Termination” shall mean the involuntary termination of Participant’s employment without Cause, provided that at the time of such termination Participant is a Senior Officer and has completed at least ten (10) years of service as a Senior Officer.

“Employer” shall mean the Affiliate of Parent that employs Participant from time to time, and any successor to its business and/or assets by operation of law or otherwise.

“Employment Agreement” shall mean a written agreement or offer letter between a Participant and an Employer.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor act or provisions thereto.

“Good Reason” means any one or more of the following actions taken without Participant’s consent:

(i)	a material adverse change in Participant’s duties, authority, responsibilities or reporting responsibility;

(ii)
a failure of any successor to Employer or Parent (whether direct or indirect and whether by merger, acquisition, consolidation, asset sale or otherwise) to assume in writing any obligations arising out of any agreement between Employer or Parent and Participant;

(iii)
any other action or inaction that constitutes a material breach by Employer or Parent of any agreement between Participant and Employer. For the avoidance of doubt, any payout of a short-term incentive or annual bonus for a given fiscal year which is less than the target shall not constitute Good Reason, provided that such lower payout is based upon the failure to meet pre-determined performance goals or a good faith determination by Employer or the Committee of Parent Board that Parent’s financial performance or Participant’s personal performance did not warrant a greater payout;

Form of Non-Competition and Confidentiality Covenants, October 16, 2019                     15

(iv)	Parent’s failure to comply with the terms of any equity award granted to or required by contract to be granted to Participant; or

(v)
the relocation of Employer’s office where Participant was based immediately prior to a Change in Control to a location more than fifty (50) miles away, or should Employer require Participant to be based more than fifty (50) miles away from such office (except for required travel on Employer’s business to an extent substantially consistent with Participant’s customary business travel obligations in the ordinary course of business prior to a Change in Control).

Notwithstanding the foregoing, Participant must give written notice to the Corporate Secretary of Parent of the occurrence of an event or condition that constitutes Good Reason no later than ninety (90) days following the occurrence of such event or condition, and Employer shall have thirty (30) days from the date on which such written notice is received to cure such event or condition.  If Employer is able to cure such event or condition within such 30-day period (or any longer period agreed upon in writing by Participant and Employer), such event or condition shall not constitute Good Reason hereunder.  If Employer fails to cure such event or condition, Participant’s termination for Good Reason shall be effective immediately following the end of such 30-day cure period (or any such longer period agreed upon in writing by Participant and Employer).

“Incumbent Board” shall have the meaning provided in sub-section (ii) of the definition entitled “Change in Control.”

“Involuntary Termination” means, following a Change in Control, (i) Employer’s involuntary termination of Participant’s employment without Cause, or (ii) Participant’s resignation from Employer due to Good Reason within one year following such Change in Control.

“Parent” shall mean Tiffany & Co.

“Parent Board” shall mean the Board of Directors of Parent.

“Person” shall mean any individual, firm, corporation, partnership, limited partnership, limited liability partnership, business trust, limited liability company, unincorporated association or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Retirement” shall mean Participant’s voluntary resignation from employment with Employer after reaching age 65, or after reaching age 55 if Participant has completed 10 years of employment with Employer prior to Participant’s Termination Date.

“Senior Officer” means an officer of Parent appointed by the Parent Board and having one or more of the following titles: Senior Vice President, Executive Vice President, or Chief Executive Officer.

Form of Non-Competition and Confidentiality Covenants, October 16, 2019                     16

“Separation from Service” means a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h).

“Severance Plan” means a written severance plan or program adopted by Parent or an Affiliate of Parent, including without limitation the Tiffany & Co. Executive Severance Plan and the Tiffany and Company Severance Plan, in each case as amended from time to time.

“Share” means a share of Common Stock.

“Specified Employee” means a “specified employee” as defined in Code Section 409A(a)(2)(B)(i).

“Terminating Transaction” shall mean any one of the following:

(i)    the dissolution or liquidation of Tiffany & Co.;

(ii)    a reorganization, merger or consolidation of Tiffany & Co. with one or more Persons as a result of which Tiffany & Co. goes out of existence or becomes a subsidiary of another Person; or

(iii)     upon the acquisition of substantially all of the property or more than eighty percent (80%) of the then outstanding stock of Tiffany & Co. by another Person;

provided that none of the foregoing transactions (i) through (iii) will be deemed to be a Terminating Transaction, if as of a date at least fourteen (14) days prior to the date scheduled for such transaction provisions have been made in writing in connection with such transaction for the assumption of the Grant or the substitution for the Grant of a new grant covering the publicly-traded stock of a successor Person, with appropriate adjustments as to the number and kind of shares.

“Termination Date” shall mean the first day on which Participant’s employment with Employer terminates for any reason; provided that a termination of employment shall not be deemed to occur by reason of the transfer of employment between Employers; and further provided that such employment shall not be considered terminated while Participant is on a leave of absence approved by Employer or required by applicable law. If, as a result of a sale or other transaction, Employer ceases to be an Affiliate of Parent, the occurrence of such transaction shall be treated as the Termination Date, and Participant’s employment will be deemed to have been involuntarily terminated without cause.

“Tiffany & Co.” shall mean Tiffany & Co., a Delaware corporation.

Form of Non-Competition and Confidentiality Covenants, October 16, 2019                     17